Exhibit 99.1

Antero Resources Reports First Quarter 2014 Financial Results

Denver, Colorado, May 7, 2014—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its first quarter 2014 financial results. The relevant financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which has been filed with the Securities and Exchange Commission (“SEC”).

First Quarter Highlights:

•                  Record net daily gas equivalent production averaged 786 MMcfe/d, a 105% increase over the prior year quarter and 16% sequentially

•                  Record net daily liquids production averaged 16,332 Bbl/d, a 583% increase over the prior year quarter and 46% sequentially

•                  Realized natural gas price before hedging averaged $5.05 per Mcf, a 38% increase from the prior year quarter and an $0.11 per Mcf premium to the average NYMEX price for the quarter

•                  Realized NGL price (C3+) averaged $61.69 per barrel for the quarter, or 62% of NYMEX WTI

•                  Realized natural gas equivalent price including NGLs, oil and hedge settlements averaged $5.79 per Mcfe, a 10% increase from the prior year quarter and 10% sequentially

•                  Adjusted net income was $88 million, a 225% increase over the prior year quarter and 21% sequentially

•                  Adjusted EBITDAX was $274 million, a 130% increase over the prior year quarter and 27% sequentially

•                  Adjusted EBITDAX margin was $3.87 per Mcfe, a 13% increase over the prior year quarter and 12% sequentially

•                  Borrowing base increased by 50% to $3.0 billion and lender commitments increased by 33% to $2.0 billion

Commenting on the first quarter results, Paul Rady, Antero’s Chairman of the Board and CEO, said, “Antero’s record gas equivalent and liquids production combined with our strong realized prices and high cash flow per Mcfe demonstrate the success of our strategy to emphasize liquids-rich production growth, midstream infrastructure and firm takeaway capacity.  Further, we have assembled one of the largest core liquids-rich drilling inventories in Appalachia and built the balance sheet to support our momentum for many years to come.”

Recent Developments

Senior Notes Offering

On May 6, 2014, Antero closed a private placement of $600 million of 5.125% senior unsecured notes due December 2022 at par.  Antero received net proceeds of approximately $591.6 million, a portion of which will be used to finance the redemption of the Company’s outstanding 7.25% senior notes due 2019 and the remaining net proceeds were used to repay a portion of the outstanding borrowings under its credit facility.

Borrowing Base Redetermination and Financial Liquidity

On May 5, 2014, Antero entered into a $3.5 billion amended and restated credit facility that extends the maturity until May 2019.  As a result of the significant growth in value of the Company’s proved developed reserve base since the previous borrowing base determination in August of 2013, the borrowing base was increased by 50% to $3.0 billion.  In addition, lender commitments under the facility were increased by 33% to $2.0 billion.  The $2.0 billion commitment may be expanded to the borrowing base upon receipt of the requisite bank approval.

As of March 31, 2014, pro forma for the senior notes offering and the borrowing base and lender commitments increase under the Company’s credit facility, Antero had $13 million in cash, $431 million drawn under the credit facility and $73 million in letters of credit outstanding, resulting in $1.5 billion of available liquidity and $2.5 billion of unused borrowing base capacity.

Piedmont Lake Utica Shale Lease Acquisition

Antero recently leased 6,363 net acres under and around Piedmont Lake in Belmont and Harrison Counties, Ohio from the Muskingum Watershed Conservancy District (“MWCD”), Ohio’s biggest water conservancy district, for $95 million.  The acreage provides the Company with 29 gross 3P locations assuming 1,000’ inter-lateral distance. This represents the second transaction Antero has entered into with the MWCD.  In 2013, the Company signed a lease with the MWCD to develop 6,500 acres under and around the MWCD’s Seneca Lake property in Guernsey and Noble Counties, Ohio.   Antero currently holds 115,000 net acres in the core of the Utica Shale play in Ohio.

Marcellus Shale Processing

Antero recently committed to a sixth 200 MMcf/d cryogenic processing plant at the Sherwood facility located in Doddridge County, West Virginia.  The Company now has committed to a total of 1.15 Bcf/d of Marcellus cryogenic processing capacity by the second quarter of 2015, 550 MMcf/d of which is currently in service.  Ethane is currently being rejected at the processing facility and left in the gas stream.

First Quarter 2014 Financial Results

For the three months ended March 31, 2014, Antero reported a net loss from operations of $95 million, or $(0.36) per basic and diluted share, compared to a net loss of $48 million, or $(0.18) per basic and diluted share, in the first quarter of 2013.  The GAAP net loss for the first quarter of 2014 included the following items:

•                  Non-cash losses on unsettled hedges of $248 million ($153 million net of tax)

•                  Non-cash stock compensation expense for profits interests awards, that are non-dilutive to public shareholders, of $29 million ($29 million net of tax)

Excluding these items, the Company’s results for the first quarter of 2014 were as follows:

•                  Adjusted net income of $88 million, or $0.34 per basic and diluted share, a 225% increase compared to $27 million, or $0.10 per basic and diluted share, in the first quarter of 2013

•                  Adjusted EBITDAX of $274 million, a 130% increase compared to $119 million in the first quarter of 2013

•                  Adjusted EBITDAX margin of $3.87 per Mcfe, a 13% increase compared to $3.44 per Mcfe in the first quarter of 2013

•                  Cash flow from operations before changes in working capital of $238 million, a 179% increase compared to $85 million in the first quarter of 2013

For reconciliations of adjusted net income, adjusted EBITDAX, adjusted EBITDAX margin and cash flow from operations before changes in working capital to the most comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Net production for the first quarter of 2014 averaged a record 786 MMcfe/d, an increase of 105% from the first quarter of 2013 and 16% from the fourth quarter of 2013.  Net production was comprised of 688 MMcf/d of natural gas (88%), 13,316 Bbl/d of natural gas liquids (“NGLs”) (10%) and 3,016 Bbl/d of crude oil (2%).  First quarter 2014 net liquids production averaged a record 16,332 Bbl/d, an increase of 583% from the first quarter of 2013 and 46% from the fourth quarter of 2013.  The net production increase was driven by production from 24 new Marcellus wells and 12 new Utica wells brought on line in the first quarter of 2014.

Average natural gas price before hedging increased 38% from the prior year quarter to $5.05 per Mcf, an $0.11 per Mcf premium to the average NYMEX price during the quarter.  This premium to NYMEX is slightly above the top end of Antero’s $0.00 to $0.10 per Mcf guidance for the year.  Approximately 45% of Antero’s first quarter 2014 natural gas revenue was realized at the Columbia Gas Transmission (TCO) index price at a $0.01 per Mcf differential to NYMEX but at a net $0.38 per Mcf premium to NYMEX after Btu upgrade due to ethane remaining in the natural gas stream.  The Company’s remaining natural gas revenue was realized at various other index pricing points at a $0.43 per Mcf differential to NYMEX but at a net $0.11 per Mcf differential to NYMEX after Btu upgrade.

Average realized C3+ NGL price for the first quarter of 2014 was $61.69 per barrel, or 62% of the NYMEX WTI oil price, and the average realized oil price was $88.87 per barrel, a negative differential to NYMEX WTI of $9.88 per barrel.  Average natural gas equivalent price including NGLs and oil, but excluding hedge settlements, increased 50% to $5.80 per Mcfe from the prior year quarter.

Average natural gas equivalent price including NGLs, oil and hedge settlements increased by 10% to $5.79 per Mcfe for the first quarter of 2014 as compared to the first quarter of 2013.  For the first quarter of 2014, Antero realized hedging losses of $1.1 million, or $0.01 per Mcfe.

GAAP Revenue for the first quarter of 2014 was $165 million as compared to $61 million for the first quarter of 2013.  Revenue for the first quarter of 2014 included a $248 million non-cash loss on unsettled hedges while the first quarter of 2013 included a $120 million non-cash loss on unsettled hedges, both due to rising natural gas prices during the quarter.  Non-GAAP adjusted net revenue increased 127% to $413 million compared to the first quarter of 2013 including cash-settled hedge gains and losses but excluding non-cash unsettled hedge losses.  Liquids production contributed 24% of natural gas, NGLs and oil revenue before hedges in the first quarter of 2014 compared to 9% during the first quarter of 2013.  For a reconciliation of adjusted net revenue to total revenue, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for the first quarter of 2014 was $1.67 per Mcfe a 14% increase compared to $1.47 per Mcfe in the prior year quarter.  The increase was primarily driven by firm transportation costs associated with the Enterprise ATEX ethane pipeline.  Per unit cash production expense is expected to decrease throughout the year as increased production will reduce the per unit effect of fixed costs associated with firm transportation costs.  Per unit general and administrative expense for the first quarter of 2014, excluding non-cash stock compensation expense, was $0.31 per Mcfe, a 16% decrease from the first quarter of 2013.  The decrease was primarily driven by the increase in net production.  Per unit depreciation, depletion and amortization expense increased 9% from the prior year quarter to $1.29 per Mcfe, primarily driven by higher depreciation on gathering and fresh water distribution assets as the Company continued to build out these systems in the rich gas areas of the Marcellus and Utica Shale.

Capital Spending

Antero’s total capital expenditures for the three months ended March 31, 2014 were $732 million, consisting of drilling and completion costs of $496 million, gathering and compression costs of $108 million, fresh water distribution project costs of $60 million, leasehold acquisitions of $60 million and $8 million of other capital expenditures.  In connection with the recently signed lease for the Piedmont Lake acreage, Antero has increased its 2014 capital budget by approximately $100 million to $2.85 billion.

Hedge Update

As of today, Antero has hedged 1,390 Bcfe of future production using fixed price swaps covering the period from April 1, 2014 through December 2019 at an average index price of $4.58/MMBtu and $95.22/Bbl.  Over 75% of Antero’s estimated 2014 production is hedged at an average index price of $4.60/MMBtu and $95.22/Bbl.  Approximately 50% of Antero’s financial hedge portfolio is made up of NYMEX hedges and 50% is tied to the Appalachian Basin or Gulf Coast pricing.    Antero has the ability to physically deliver a substantial portion of its gas production through direct firm transportation to Henry, Louisiana, the index for NYMEX pricing, which eliminates basis risk on the Company’s NYMEX hedges.  Antero has 10 different counterparties to its hedge contracts, all of which are lenders in Antero’s bank credit facility.

The following table summarizes Antero’s hedge positions held as of May 7, 2014:

Calendar Year	Natural Gas MMBtu/day	Average Index price	Oil Bbl/day	Average Index price
2014	720,000	$4.60	3,000	$95.22
2015	650,000	$4.80	—	—
2016	642,500	$4.71	—	—
2017	780,000	$4.33	—	—
2018	710,000	$4.60	—	—
2019	467,500	$4.41	—	—

Conference Call

A conference call is scheduled on Thursday, May 8 at 9:00 a.m. MDT.  Topics of the teleconference will include financial results, operational results, and other matters with respect to the first quarter of 2014. A brief Q&A session for security analysts will immediately follow the results discussion.  To participate in the call, dial in at 877-418-5260 (U.S.), 866-605-3852 (Canada), or 412-717-9589 (International) and reference passcode 10044728. A telephone replay of the call will be available until May 19, 2014, at 877-344-7529 (U.S.) or 412-317-0088 (International) using the same passcode.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until May 19, 2014.

Presentation

An updated presentation will be posted to the Company’s website before the May 8 conference call. The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Adjusted net revenue as set forth in this release represents total revenue adjusted for unsettled hedge gains and losses.  Antero believes that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total revenue as an indicator of financial performance.  The following table reconciles total revenue to adjusted net revenue:

	Three months ended March 31,
	2013	2014

Total revenue	$61,454	$164,981
Hedge losses	71,941	248,929
Cash receipts (payments) for settled hedges	48,131	(1,071)
Adjusted net revenue	$181,526	$412,839

Adjusted net income as set forth in this release represents net loss from operations, adjusted for certain non-cash items.  Antero believes that adjusted net income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) from operations as an indicator of financial performance.  The following table reconciles net loss from operations to adjusted net income:

	Three months ended
	March 31,
	2013	2014

Net loss from operations	$(47,997)	$(94,759)
Non-cash losses on unsettled hedges, net of tax ($120,072 and $247,858 before tax)	73,508	153,186
Impairment of unproved properties, net of tax ($1,556 and $1,397 before tax)	1,556	863
Stock compensation, net of tax ($0 and $29,137 before tax)	—	28,966
Accretion, net of tax ($264 and $302 before tax)	162	187
Adjusted net income	$27,229	$88,443

Cash flow from operations before changes in working capital, as presented in this release, represents net cash provided by operating activities before changes in working capital.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended March 31,
	2013	2014

Net cash provided by operating activities	$110,207	$274,307
Net change in working capital	(24,961)	(36,646)
Cash flow from operations before changes in working capital	$85,246	$237,661

Adjusted EBITDAX is a non-GAAP financial measure that Antero defines as net loss from operations after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations. However, Antero’s management team believes adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting and by its lenders pursuant to covenants under its credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating adjusted EBITDAX reported by different companies.  The following table represents a reconciliation of the Company’s net loss from operations to adjusted EBITDAX, a reconciliation of adjusted EBITDAX to net cash provided by operating activities and a reconciliation of realized price before settled hedges to adjusted EBITDAX Margin:

	Three months ended
	March 31,
	2013	2014

Net loss from operations	$(47,997)	$(94,759)
Hedge fair value losses	71,941	248,929
Net cash receipts (payments) on settled hedges	48,131	(1,071)
Interest expense	29,928	31,342
Provision for income tax benefit	(30,400)	(40,662)
Depreciation, depletion, amortization and accretion	40,628	91,508
Impairment of unproved properties	1,556	1,397
Exploration expense	4,362	6,997
Stock compensation expense	—	29,137
State franchise taxes	600	838
Adjusted EBITDAX	118,749	273,656
Interest expense and other	(29,928)	(31,342)
Exploration expense	(4,362)	(6,997)
Changes in current assets and liabilities, net	24,961	36,646
State franchise taxes	(600)	(838)
Other non-cash items	1,387	3,182
Net cash provided by operating activities	$110,207	$274,307

	Three months ended
	March 31,
	2013	2014
Adjusted EBITDAX margin:
Realized price before settled hedges	$3.87	$5.80
Gathering, compression, and water distribution revenues	—	0.05
Lease operating expense	(0.03)	(0.07)
Gathering, compression, processing and transportation costs	(1.19)	(1.30)
Production taxes	(0.25)	(0.30)
General and administrative(1)	(0.35)	(0.30)
Adjusted EBITDAX margin before settled hedges	2.03	3.88
Cash receipts (payments) for settled hedges	1.39	(0.01)
Adjusted EBITDAX margin	$3.44	$3.87

(1)        — excludes franchise taxes that are included in G&A

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2013.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2013 and March 31, 2014

(In thousands, except share amounts)

	2013	2014
Assets
Current assets:
Cash and cash equivalents	$17,487	12,580
Accounts receivable — trade, net of allowance for doubtful accounts of $1,251 in 2013 and 2014	30,610	27,250
Notes receivable - short-term portion	2,667	1,333
Accrued revenue	96,825	145,675
Derivative instruments	183,000	130,679
Other	2,975	4,405
Total current assets	333,564	321,922
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,513,136	1,543,118
Proved properties	3,621,672	4,191,186
Fresh water distribution systems	231,684	290,132
Gathering and compression systems	584,626	713,485
Other property and equipment	15,757	26,731
	5,966,875	6,764,652
Less accumulated depletion, depreciation, and amortization	(407,219)	(498,425)
Property and equipment, net	5,559,656	6,266,227
Derivative instruments	677,780	500,882
Other assets, net	42,581	45,426
Total assets	$6,613,581	7,134,457
Liabilities and Equity
Current liabilities:
Accounts payable	$370,640	428,938
Accrued liabilities	77,126	125,102
Revenue distributions payable	96,589	136,563
Deferred income tax liability	69,191	43,182
Derivative instruments	646	17,623
Other	8,037	9,398
Total current liabilities	622,229	760,806
Long-term liabilities:
Long-term debt	2,078,999	2,535,819
Deferred income tax liability	278,580	263,927
Other long-term liabilities	35,113	40,867
Total liabilities	3,014,921	3,601,419
Stockholders’ Equity:
Common stock, $0.01 par value; authorized - 1,000,000,000 shares; issued and outstanding 262,049,659 shares	2,620	2,620
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; none issued	—	—
Additional paid-in capital	3,402,180	3,431,317
Accumulated earnings	193,860	99,101
Total stockholders’ equity	3,598,660	3,533,038
Total liabilities and equity	$6,613,581	7,134,457

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months ended March 31, 2013 and 2014

(Unaudited)

(In thousands, except per share amounts)

	2013	2014
Revenue:
Natural gas sales	$121,946	312,336
Natural gas liquids sales	10,572	73,928
Oil sales	877	24,122
Gathering, compression, and water distribution	—	3,524
Commodity derivative fair value losses	(71,941)	(248,929)
Total revenue	61,454	164,981
Operating expenses:
Lease operating	1,071	4,869
Gathering, compression, processing, and transportation	40,970	92,265
Production and ad valorem taxes	8,619	21,039
Exploration	4,362	6,997
Impairment of unproved properties	1,556	1,397
Depletion, depreciation, and amortization	40,364	91,206
Accretion of asset retirement obligations	264	302
General and administrative (including stock compensation of $29,137 in 2014)	12,717	50,985
Total operating expenses	109,923	269,060
Operating loss	(48,469)	(104,079)
Interest expense	(29,928)	(31,342)
Loss before income taxes	(78,397)	(135,421)
Provision for income tax benefit	30,400	40,662
Net loss and comprehensive loss	$(47,997)	(94,759)
Loss per common share	$(0.18)	(0.36)
Loss per common share - assuming dilution	$(0.18)	(0.36)

ANTERO RESOURCES CORPORATION

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2013 and 2014

(In thousands)

	2013	2014
Cash flows from operating activities:
Net loss	$(47,997)	(94,759)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	40,628	91,508
Impairment of unproved properties	1,556	1,397
Derivative fair value losses	71,941	248,929
Cash receipts (payments) for settled derivatives	48,131	(1,071)
Deferred income tax benefit	(30,400)	(40,662)
Stock compensation	—	29,137
Other	1,387	3,182
Changes in assets and liabilities:
Accounts receivable	(10,545)	3,360
Accrued revenue	(5,948)	(48,850)
Other current assets	11,711	(96)
Accounts payable	(1,584)	(5,718)
Accrued liabilities	24,290	47,976
Revenue distributions payable	7,037	39,974
Net cash provided by operating activities	110,207	274,307
Cash flows used in investing activities:
Additions to unproved properties	(148,972)	(60,149)
Drilling and completion costs	(334,965)	(496,221)
Additions to fresh water distribution systems	(9,020)	(60,030)
Additions to gathering and compression systems	(55,975)	(107,523)
Additions to other property and equipment	(721)	(7,783)
Change in other assets	1,768	(3,807)
Net cash used in investing activities	(547,885)	(735,513)
Cash flows from financing activities:
Issuance of senior notes	231,750	—
Borrowings on bank credit facility, net	187,000	457,000
Payments of deferred financing costs	(3,014)	(701)
Other	7,759	—
Net cash provided by financing activities	423,495	456,299
Net decrease in cash and cash equivalents	(14,183)	(4,907)
Cash and cash equivalents, beginning of period	18,989	17,487
Cash and cash equivalents, end of period	$4,806	12,580
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$16,160	13,087
Supplemental disclosure of noncash investing activities:
Changes in accounts payable for additions to property and equipment	$88,843	64,016

OPERATING DATA

The following table sets forth selected operating data (as recast for discontinued operations) for the three months ended March 31, 2013 compared to the three months ended March 31, 2014.

	Three Months Ended March 31,		Amount of Increase
	2013	2014	(Decrease)	Percent Change
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$121,946	$312,336	190,390	156%
NGL sales	10,572	73,928	63,356	599%
Oil sales	877	24,122	23,245	2,651%
Gathering, compression, and water distribution	—	3,524	3,524	*
Commodity derivative fair value losses	(71,941)	(248,929)	(176,988)	*
Total operating revenues	61,454	164,981	103,527	168%
Operating expenses:
Lease operating	1,071	4,869	3,798	355%
Gathering, compression, processing, and transportation	40,970	92,265	51,295	125%
Production and ad valorem taxes	8,619	21,039	12,420	144%
Exploration	4,362	6,997	2,635	60%
Impairment of unproved properties	1,556	1,397	(159)	(10)%
Depletion, depreciation, and amortization	40,364	91,206	50,842	126%
Accretion of asset retirement obligations	264	302	38	14%
General and administrative (before stock compensation)	12,717	21,848	9,131	72%
Stock compensation	—	29,137	29,137	*
Total operating expenses	109,923	269,060	159,137	145%
Operating loss	(48,469)	(104,079)	(55,610)	*

Interest expense	(29,928)	(31,342)	1,414	5%
Loss before income taxes	(78,397)	(135,421)	(57,024)	*
Income tax benefit	30,400	40,662	10,262	34%
Net loss	(47,997)	(94,759)	(46,762)	*

Adjusted EBITDAX	$118,749	$273,656	154,907	130%

Production data:
Natural gas (Bcf)	33	62	29	86%
NGLs (MBbl)	205	1,198	993	484%
Oil (MBbl)	10	271	261	2,563%
Combined (Bcfe)	34	71	37	105%
Daily combined production (MMcfe/d)	383	786	403	105%
Average prices before effects of hedges:
Natural gas (per Mcf)	$3.67	$5.05	$1.38	38%
NGLs (per Bbl)	$51.55	$61.69	$10.14	20%
Oil (per Bbl)	$86.12	$88.87	$2.75	3%
Combined (per Mcfe)	$3.87	$5.80	$1.93	50%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$5.13	$5.02	$(0.11)	(2)%
NGLs (per Bbl)	$51.55	$61.69	$10.14	20%
Oil (per Bbl)	$75.41	$90.78	$15.37	20%
Combined (per Mcfe)	$5.26	$5.79	$0.53	10%
Average Costs (per Mcfe):
Lease operating	$0.03	$0.07	$0.04	133%
Gathering, compression, processing, and transportation	$1.19	$1.30	$0.11	9%
Production and ad valorem taxes	$0.25	$0.30	$0.05	20%
Depletion, depreciation, amortization, and accretion	$1.18	$1.29	$0.11	9%
General and administrative	$0.37	$0.31	$(0.06)	(16)%